Exhibit 99.1

For Immediate Release	Contact:	Denise Bernstein
(212) 521-6451

INDEPENDENCE TAX CREDIT PLUS L.P. III
RESPONDS TO TENDER OFFER

New York, New York,  October 18, 2012 -- Independence Tax Credit Plus L.P. III (“Independence III”) responded today as follows to an unsolicited tender offer (the “Offer”) by Peachtree Partners (the “Offeror”) to purchase up to 4.9% of the 43,440 outstanding limited partnership units of Independence III at a price of $18 per unit, less certain reductions to that purchase price (including an “administrative fee” of $100 per selling investor) as described in the Offeror’s written tender offer materials dated October 5, 2012 (the “Offering Materials”).  The Offeror is not affiliated with Independence III or its general partner.

Independence III expresses no opinion and is neutral with respect to whether or not unit holders should tender their units in response to the Offer.  Independence III has not prepared itself or received from any third party any valuations of its investments. Independence III, however, has commenced the process of liquidating its investments in other partnerships that own affordable housing properties.  It is possible that unit holders may receive in the future cash distributions from Independence III resulting from the liquidation of those investments that might, in the aggregate, exceed the net amount available to unit holders from the Offer.  There can be no assurances, however, about the amount of gross and net proceeds from such liquidations of Independence III’s investments, the overall expenses that Independence III will incur prior to completing such liquidations and winding up its affairs, the timing of any such liquidations and distributions, and whether or not Independence III will be able to make any such cash distributions to its unit holders.  Accordingly, Independence III takes no position on whether or not the Offer and its purchase price are attractive or unattractive to unit holders from an economic or other point of view.  Independence III notes, however, that the “administrative fee” of $100 per selling investor may substantially reduce the net sales proceeds received by a selling unit holder.  Independence III further notes that this $100 “administrative fee” is being charged and received by the Offeror and not by Independence III itself.  Independence III imposes only a $50 fee per transfer for its processing of transfer requests.   Each unit holder should consult with his, her or its tax and investment advisors about the tax, financial and other consequences of selling or retaining his, her or its units.

In addition, unit holders may also wish to consider the following:

First, the Offer raises certain questions about its potential impact on Independence III’s tax status for federal income tax purposes.  Independence III is currently treated, and has since its inception been treated, as a partnership and a pass-through entity for federal income tax purposes – a tax status that is desirable and beneficial to Independence III and its investors. That beneficial tax status might be lost, and Independence III might be taxed as a corporation, if it were deemed to be a “publicly traded partnership” within the meaning of the Internal Revenue Code and certain regulations promulgated by the Internal Revenue Service.  It is uncertain whether or not the Offer, if consummated, might cause Independence III to be deemed a “publicly traded partnership” since the Offer by itself and/or in combination with other transfers of Independence III’s units, could result in a transfer of more than two percent of the interests in Independence III during the year, which might prevent it from relying on an Internal Revenue Service “safe harbor” protecting against publicly traded partnership treatment.  Accordingly, Independence III will only permit units to be transferred pursuant to the Offer if the general partner determines, in its sole discretion, either that the cumulative total number of transfers in any tax year (including transfers prior to the Offer, transfer pursuant to the Offer and any amount reserved for future transfers outside of the Offer) falls within the safe harbor or that the Offeror has provided sufficient assurances and protection to Independence III, its partners and unit holders to allow the transfers even though the aggregate annual transfers of Independence III units may exceed the two percent safe harbor limitation.  Such sufficient assurances and protection by the Offeror would include providing Independence III with (i) an opinion of counsel that the Offer will not result in Independence III being deemed to be a “publicly traded partnership” for federal income tax purposes and (ii) an agreement to indemnify Independence III, its partners and its unit holders for any loss or liability relating to any adverse tax consequences arising from the Offer.  This legal opinion and indemnity must be in a form and content satisfactory to Independence III and its counsel.

Second, the Offering Materials state that “we will not purchase more than 4.9% of Independence III’s outstanding units, including in that 4.9% amount the units we already own.”  However, it is not clear whether the amounts already owned by the Offeror includes units owned by its affiliates and because the Offering Materials do not state how many units the Offeror and its affiliates already own, it is impossible to determine from those materials how many units the Offeror is willing to purchase.

Third, unit holders are reminded that any unit holder wishing to sell his, her or its Units must complete Independence III’s standard transfer and subscription documentation in accordance with Independence III’s standard practices and procedures. Among other things, each selling unit holder must individually sign each of Independence III’s required transfer documents.  Pursuant to Independence III’s well-established practices and procedures, Independence III does not accept and, will not accept in connection with the Offer, signatures by persons other than the selling unit holder who purport to act based on a power of attorney executed by the unit holder.  Persons who wish to sell their units to the Offeror should so advise the Offeror, which will obtain from Independence III, and deliver to the selling unit holder, the required standard transfer documentation.

Each unit holder should consult with his, her or its own investment, tax and legal advisors in deciding whether or not to tender units in response to the Offer.  As a precaution to make sure that any tendering unit holder is aware of the disclosures contained in this press release, Independence III will require, as a condition to processing transfer requests, each tendering unit holder to sign a written statement acknowledging that they are aware of and understand the disclosures contained in this press release and that they wish to proceed with the sale of their units to the Offeror anyway.

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Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties are detailed in Independence Tax Credit Plus L.P. III’s Annual Report on Form 10-K for the period ended March 31, 2012, and in its other filings with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date of this press release.  Independence Tax Credit Plus L.P. III expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Independence Tax Credit Plus L.P. III’s expectations with regard thereto or change in events, conditions, or circumstance on which any such statement is based.

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